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                                                                EXHIBIT 10-kk(4)
                         MEMC ELECTRONIC MATERIALS, INC.

                        SPECIAL INCENTIVE BONUS AGREEMENT


     THIS AGREEMENT is entered into between MEMC Electronic Materials, Inc. ("MEMC") and John P. De Luca ("Employee").

     Employee is employed by MEMC.

     MEMC recognizes the value of the services performed by Employee and wishes to encourage Employee to continue employment with MEMC. Employee wishes to be paid a certain amount of additional compensation in return for continuous employment with MEMC for a designated period of time.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

     1. Nature of Contract. This Agreement provides for an additional bonus (the "Special Incentive Bonus") to be paid by MEMC to Employee in consideration for Employee's continuous employment throughout the period of April 1, 1998 through June 30, 1999 (the "Retention Period").

     Nothing contained in this Agreement shall be construed to be a contract of employment for any term, nor as conferring upon Employee the right to continue in the employment of MEMC in Employee's present capacity or in any other capacity. Nothing contained in this Agreement shall be construed to preclude either party from terminating the employment relationship at any time.

     It is expressly understood by the parties that this Agreement relates exclusively to additional compensation for Employee's services and is not intended to be the entire employment contract. This Agreement merely supplements Employee's employment contract with MEMC.

     The Special Incentive Bonus provided by this Agreement is in addition to the cash compensation and other fringe benefits provided to Employee pursuant to any plan or plans maintained by MEMC for its employees generally.

     2. Special Incentive Bonus. If Employee remains in the employment of MEMC continuously throughout the Retention Period of April 1, 1998 through June 30, 1999, Employee shall be entitled to a Special Incentive Bonus in the amount of $250,000.

     3. Terms of Payment. Fifty percent of the Special Incentive Bonus will be payable with the March 31, 1998 payroll (the "Advance Payment"); the remaining fifty percent of the Special Incentive Bonus will be payable with the June 30, 1999 payroll (the "Final Payment").

     Subject to the exceptions below, in the event Employee terminates employment with MEMC before April 1, 1999, Employee shall reimburse MEMC the entire amount of the Advance Payment (including any payroll tax withheld).

     Subject to the exceptions below, in the event Employee terminates employment with MEMC after March 31, 1999 and before July 1, 1999, Employee shall reimburse MEMC that portion of the Advance Payment (including any payroll tax withheld) that the number of days in the period beginning on the date of Employee's termination of employment with MEMC and ending on June 30, 1999 bears to 456. For example, if Employee terminates employment with MEMC on June 1, 1999, Employee shall reimburse MEMC 30 / 456 (or 6.58%) of the Advance Payment.

     No reimbursement of the Advance Payment shall be required in the event of the death or total and permanent disability of Employee, or in the event Employee's employment with MEMC is involuntarily terminated by MEMC as a result of a change in control of MEMC or a reduction in the workforce of MEMC. The reimbursement as described above shall be required in the event of Employee's termination of employment with MEMC for any other reason.

     In no event shall Employee be entitled to the Final Payment in the event of Employee's termination of employment with MEMC for any reason before July 1, 1999.

     4. Tax Withholding

     MEMC shall withhold from the Special Incentive Bonus the amount necessary to enable MEMC to remit to the appropriate government entity or entities the amount required to be withheld from wages with respect to such payments. All references to the Special Incentive Bonus, the Advance Payment, and the Final Payment shall mean the gross amount of such amount before such payroll taxes are withheld.

     5. Collection of Reimbursement

     Employee agrees that any reimbursement of the Advance Payment due MEMC in the event of termination of employment of the Employee before July 1, 1999 may be withheld by MEMC from any amounts owed by MEMC to Employee.

     6. Confidentiality

     Employee agrees that the terms of this Special Incentive Bonus Agreement
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are confidential and will not be discussed with or disclosed to any present or former employee of MEMC or its affiliates or subsidiaries.

     7. Governing Law

     The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Missouri.

     Employee acknowledges that this Agreement has been reviewed in detail by Employee and that Employee voluntarily entered into this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Special Incentive Bonus Agreement this 24th day of March, 1998.


                                MEMC ELECTRONIC MATERIALS, INC.


                                By:  /s/ Ludger H. Viefhues
                                     --------------------------------------
                                     Ludger H. Viefhues, Chief Executive Officer

                                     /s/ John P. De Luca
                                     --------------------------------------
                                     John P. De Luca